UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2025

Star Holdings

(Exact name of registrant as specified in its charter)

Maryland	001-41572	37-6762818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1114 Avenue of the Americas 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares of beneficial interest, $0.001 par value	STHO	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement

On March 28, 2025, Star Holdings (the "Company") and certain of its subsidiaries entered into amendments to the agreements described below.

Term Loan Credit Agreement with Safehold

The Company, as borrower, and Safehold Inc. ("Safehold"), as lender, entered into the Second Amendment to Amended and Restated Credit Agreement (the "Second Amendment"). The Second Amendment, among other things: (i) extends the maturity date of the underlying term loan facilities by one year, to March 31, 2028; (ii)  provides that Star Holdings may re-borrow amounts that have been paid on the $25 million incremental facility available under the agreement for permitted purposes; and (iii) provides a restricted payments basket that will permit the Company to repurchase up to $10.0 million of its common shares for cash. As of March 28, 2025, the outstanding term loan had a principal balance of $115.0 million and no outstanding borrowings on the incremental facility.

Management Agreement with Safehold

The Company and Safehold Management Services Inc. (the "Manager"), a wholly-owned subsidiary of Safehold, entered into the First Amendment to Management Agreement (the "First Amendment") pursuant to which (i) the management fee payable in respect of the annual term running from April 1, 2026 through March 31, 2027 has been increased from $5.0 million to $7.5 million; and (ii) the "Termination Fee" payable to the Manager in certain circumstances has been increased from $50.0 million to $55.0 million, in each case less the aggregate amount of management fees paid prior to the termination date.

Amendment to Margin Loan Facility

STAR Investment Holdings SPV LLC, a wholly-owned subsidiary of the Company (“STAR SPV”), as borrower, entered into Amendment No. 4 (“Amendment No. 4”) to its margin loan agreement with Morgan Stanley Senior Funding, Inc. as administrative agent, Morgan Stanley & Co. LLC, as calculation agent, and Morgan Stanley Bank N.A., as initial lender. Amendment No. 4, among other things: (i) extends the maturity date of the underlying margin loan facility (the “Margin Loan Facility”) by two years, to March 31, 2028; (ii) contains a commitment for up to $15.8 million of additional funding on a delayed-draw basis, subject to satisfaction of the conditions for drawing; (iii) provides for increases in the applicable margin; and (iv) improves the loan-to-value ratios that would require STAR SPV to post additional collateral with the lender or permit STAR SPV to request a release of collateral under the agreement.

Before giving effect to Amendment No. 4, the Margin Loan Facility had an outstanding principal balance of approximately $84.2 million. The Margin Loan Facility is secured by a first priority pledge of the shares of common stock of Safe beneficially owned by Star Holdings.

The descriptions of the Second Amendment, the First Amendment and Amendment No. 4 and each of the agreements that are being amended do not purport to be complete and are qualified in their entirety by reference to the full text of those agreements, which are included or incorporated by reference as exhibits to this Current Report and are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

On March 31, 2025, the Company issued a press release announcing the amendments discussed elsewhere in this Current Report and that its board of trustees has authorized the Company to repurchase up to $10.0 million of its common shares in open market purchases, privately negotiated transactions or otherwise, including pursuant to one or more trading plans. Any such purchases will be subject to market and pricing conditions, applicable law and other factors deemed relevant in the Company's sole discretion. The share repurchase authorization does not obligate the Company to repurchase any dollar amount or number of shares and may be suspended or discontinued at any time.

A copy of the press release is included as an exhibit to this Current Report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated as of March 31, 2023, by and between Safehold Inc. and Star Holdings. (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 11, 2023).

10.2	First Amendment to Amended and Restated Credit Agreement, dated as of October 4, 2023, by and between Safehold Inc. and Star Holdings. (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on October 6, 2023).

10.3	Second Amendment to Amended and Restated Credit Agreement, dated as of March 28, 2025, by and between Safehold Inc. and Star Holdings.

10.4	Management Agreement, dated as of March 31, 2023, by and between Star Holdings and Safehold Management Services Inc. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 31, 2023).

10.5	First Amendment to Management Agreement, dated as of March 28, 2025, by and between Star Holdings and Safehold Management Services, Inc.

10.6	Amendment No. 4 to Margin Loan Agreement, dated as of March 28, 2025, by and among Star Investment Holdings SPV LLC, Morgan Stanley Bank, N.A., Morgan Stanley Senior Funding, Inc. and Morgan Stanley & Co. LLC. (including an amended version of the Margin Loan Agreement, dated as of March 31, 2023, reflecting all previous amendments).*

99.1	Press Release, dated March 31, 2025.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

*Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2025

Star Holdings

By:	/s/ Brett Asnas
	Name:	Brett Asnas
	Title:	Chief Financial Officer
(principal financial officer)